Exhibit 99.1

RELEASE 8:00 AM – April 29, 2014

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $42.5 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, April 29, 2014 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $42.5 million for the quarter ended March 31, 2014 as compared to net income of $47.9 million for the quarter ended March 31, 2013. Diluted earnings per share amounted to $0.09 for the quarter ended March 31, 2014 as compared to diluted earnings per share of $0.10 for the quarter ended March 31, 2013.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on May 30, 2014 to shareholders of record on May 13, 2014.

Financial highlights for the first quarter of 2014 are as follows:

•	The Bank’s Tier 1 leverage capital ratio increased to 11.03% at March 31, 2014 as compared to 10.82% at December 31, 2013.

•	Non-performing loans decreased $22.7 million to $1.03 billion at March 31, 2014 as compared to $1.05 billion at December 31, 2013. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $40.3 million to $433.1 million at March 31, 2014 from $473.4 million at December 31, 2013.

•	There was no provision for loan losses for the first quarter of 2014 and the linked fourth quarter of 2013 as compared to $20.0 million for the first quarter of 2013 reflecting improving home prices and economic conditions and decreases in total delinquent loans and total loans.

•	Our interest rate spread and net interest margin were 1.12% and 1.41%, respectively, for the first quarter of 2014 as compared to 1.56% and 1.80%, respectively, for the first quarter of 2013. For the linked fourth quarter of 2013, our interest rate spread and net interest margin were 1.20% and 1.47%, respectively.

•	FDIC expense decreased $10.2 million to $13.9 million for the first quarter of 2014 as compared to $24.1 million for the first quarter of 2013 due to decreases in our assessment rate and a reduction in the size of our balance sheet. FDIC expense increased $3.0 million from the linked fourth quarter of 2013. FDIC expense for the fourth quarter of 2013 included $5.3 million of one-time adjustments that reduced our expense in that quarter.

•	Federal funds sold and other overnight deposits increased $806.9 million to $5.00 billion at March 31, 2014 from $4.19 billion at December 31, 2013 primarily due to repayments of mortgage-related assets and the lack of reinvestment opportunities attractive to the Company.

•	Total deposits decreased $406.7 million, or 1.9%, to $21.07 billion at March 31, 2014 from $21.47 billion at December 31, 2013 due to our decision to maintain lower deposit rates allowing us to manage deposit reductions at a time when we are experiencing excess liquidity from prepayment activity on mortgage-related assets and limited investment opportunities with attractive yields.

Ronald E. Hermance, Jr., the Company’s Chairman and Chief Executive Officer commented, “We are continuing to focus on the development and implementation of the prioritized initiatives that were included in our Strategic Plan. We developed a transformative strategic plan in 2012 that included various initiatives, including the introduction of commercial real estate lending and secondary mortgage market operations. With the delay in our merger with M&T, we decided to pursue implementation of these two initiatives. I am pleased to announce that we have hired an individual who has over 30 years of experience in the commercial lending field to lead the commercial real estate team. In addition, we hope to hire very shortly the individual who will lead our secondary mortgage market team.”

Mr. Hermance further commented, “For the last several years, we have discussed the impact that the low interest rate environment and elevated levels of prepayments on mortgage assets has had on us. While interest rates still remain low, prepayments on our mortgage related assets have slowed although they continue to be at an elevated level. As a result, we continue to carry an elevated and increasing level of overnight funds since we do not want to invest in longer duration assets at these low interest rates. We believe that while this impacts our current earnings, it better positions us for future initiatives such as a further balance sheet restructuring and the completion of the merger with M&T.”

Statement of Financial Condition Summary

Total assets decreased $376.7 million, or 1.0%, to $38.23 billion at March 31, 2014 from $38.61 billion at December 31, 2013. The decrease in total assets reflected a $761.1 million decrease in total mortgage-backed securities and a $363.5 million decrease in net loans, partially offset by a $778.3 million increase in cash and cash equivalents.

Total cash and cash equivalents increased $778.3 million to $5.10 billion at March 31, 2014 as compared to $4.32 billion at December 31, 2013. This increase is primarily due to repayments on mortgage-related assets and the lack of attractive reinvestment opportunities in the current low interest rate environment as available short term reinvestment opportunities continue to carry low yields, and medium and longer term opportunities available to us are creating more significant duration risk at relatively low yields despite the recent increase in market interest rates.

Net loans decreased to $23.58 billion at March 31, 2014 as compared to $23.94 billion at December 31, 2013. The decrease in net loans primarily reflects reduced levels of loan production (loan purchases and originations). Historically our focus has been on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the purchase of mortgage loans. During the first quarter of 2014, our loan production (origination and purchases) amounted to $476.1 million as compared to $824.8 million for the first quarter of 2013. Loan production was offset by principal repayments of $812.8 million during the first quarter of 2014, as compared to principal repayments of $1.73 billion for the first quarter of 2013. Loan production declined during the first three months of 2014 as compared to the same period in 2013 which reflects our limited appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low market interest rate environment. In addition, loan production has been impacted by the new qualified mortgage regulations issued by the Consumer Financial Protection Bureau (“CFPB”) which went into effect in

January of 2014. Effective in January 2014, we discontinued our reduced documentation loan program in order to comply with the CFPB’s new requirements to validate a borrower’s ability to repay and the corresponding safe harbor for qualified mortgages. During 2013, 22% of our total loan production consisted of reduced documentation loans.

Total mortgage-backed securities decreased $761.1 million to $8.19 billion at March 31, 2014 from $8.95 billion at December 31, 2013. The decrease was due primarily to security sales of $419.3 million and repayments of $391.2 million of mortgage-backed securities during the first quarter of 2014. These decreases were partially offset by purchases of $41.4 million of mortgage-backed securities issued by U.S. government-sponsored entities during the first quarter of 2014.

Total liabilities decreased $417.0 million, or 1.2%, to $33.45 billion at March 31, 2014 from $33.86 billion at December 31, 2013 due primarily to a $406.7 million decrease in deposits. The decrease in deposits reflects our decision to maintain lower deposit rates allowing us to manage deposit reductions at a time when we are experiencing excess liquidity from prepayment activity on mortgage-related assets and limited investment opportunities with attractive yields.

Total shareholders’ equity increased $40.3 million to $4.78 billion at March 31, 2014 as compared to $4.74 billion at December 31, 2013. The increase was primarily due to net income of $42.5 million and a $12.7 million change in accumulated other comprehensive income, partially offset by cash dividends paid to common shareholders of $19.9 million. At March 31, 2014, our consolidated shareholders’ equity to asset ratio was 12.51% and our tangible book value per share was $9.29.

Accumulated other comprehensive income amounted to $19.0 million at March 31, 2014 as compared to accumulated other comprehensive income of $6.3 million at December 31, 2013. The resulting $12.7 million change in accumulated other comprehensive income primarily reflects an increase in the net unrealized gain on securities available for sale at March 31, 2014 as compared to December 31, 2013.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity slowed during the winter months, due in part to the adverse weather conditions. The FOMC noted that labor market indicators were mixed but have shown further improvement in recent months. Household spending and business fixed investment continue to advance, while the recovery in the housing sector remained slow. The national unemployment rate remained at 6.7% in March 2014 and December 2013 and decreased from 7.5% in March 2013. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the first quarter of 2014.

Beginning in April 2014, the FOMC decided to reduce the rate of purchases of agency mortgage-backed securities to $25.0 billion per month from $30.0 billion per month and to reduce purchases of longer-term Treasury securities to $30.0 billion per month from $35.0 billion per month. The FOMC noted that its sizeable and increasing holdings of longer-term securities should maintain downward pressure on longer-term interest rates, after the FOMC’s securities purchase program ends.

Net interest income decreased $45.1 million, or 25.4%, to $132.3 million for the first quarter of 2014 from $177.4 million for the first quarter of 2013 reflecting the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities, the continued low interest rate environment and an increase in the already high average balance of Federal funds sold and other overnight deposits. Our interest rate spread decreased to 1.12% for the first quarter of 2014 as compared to 1.20% for the linked fourth quarter of 2013 and 1.56% for the first quarter of 2013. Our net interest margin was 1.41% for the first quarter of 2014 as compared to 1.47% for the linked fourth quarter of 2013 and 1.80% for the first quarter of 2013.

Total interest and dividend income for the first quarter of 2014 decreased $53.6 million, or 14.6%, to $312.5 million from $366.1 million for the first quarter of 2013. The decrease in total interest and dividend income was due to a $1.71 billion decrease in the average balance of total interest-earning assets during the first quarter of 2014 to $37.50 billion from $39.21 billion for the first quarter of 2013 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets for the first quarter of 2014 as compared to the first quarter of 2013 was due primarily to repayments of mortgage-related assets as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 3.33% for the first quarter of 2014 as compared to 3.73% for the first quarter of 2013. The decrease in the annualized weighted average yield of interest-earning assets was due to lower market interest rates earned on mortgage-related assets and a $2.95 billion increase in the average balance of Federal funds sold and other overnight deposits to $4.63 billion which had an average yield of 0.25% during the first quarter of 2014.

Interest on first mortgage loans decreased $41.3 million, or 14.0%, to $253.1 million for the first quarter of 2014 from $294.4 million for the first quarter of 2013. The decrease in interest on first mortgage loans was primarily due to a $2.64 billion decrease in the average balance of first mortgage loans to $23.54 billion for the first quarter of 2014 from $26.18 billion for the same quarter in 2013. The decrease in interest income on first mortgage loans was also due to a 20 basis point decrease in the annualized weighted-average yield to 4.30% for the first quarter of 2014 from 4.50% for the first quarter of 2013.

The decrease in the average yield earned on first mortgage loans during the first quarter of 2014 was due to continued mortgage refinancing activity and the rates on newly originated mortgage loans which have been below the average yield on our portfolio, reflecting overall low market rates. Consequently, the average yield on our loan portfolio continued to decline during the first quarter of 2014. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the average balance of our first mortgage loans to decline for those same periods as our loan production decreased reflecting our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment and also the impact of the CFPB’s new qualified mortgage regulations, which went into effect in January 2014.

Interest on mortgage-backed securities decreased $12.2 million to $48.7 million for the first quarter of 2014 from $60.9 million for the first quarter of 2013. This decrease was due primarily to a $1.86 billion decrease in the average balance of mortgage-backed securities to $8.43 billion for the first quarter of 2014 from $10.29 billion for the first quarter of 2013. The decrease in interest on mortgage-backed securities was also due to a 6 basis point decrease in the annualized weighted-average yield to 2.31% for the first quarter of 2014 from 2.37% for the first quarter of 2013.

The decrease in the average yield earned on mortgage-backed securities during the first quarter of 2014 was a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this low interest rate environment. The decrease in the average balance of mortgage-backed securities during this same period was due to sales of mortgage-backed securities and elevated levels of principal repayments in the current low interest rate environment. During the first quarter of 2014, we sold $419.3 million of mortgage-backed securities to realize gains that would decrease as market interest rates increase and as repayments reduced the outstanding principal balance on these securities.

Interest on investment securities decreased $1.6 million to $1.4 million for the first quarter of 2014 as compared to $3.0 million for the first quarter of 2013. This decrease was due to a 104 basis point decrease in the annualized weighted-average yield to 1.60% for the first quarter of 2014 from 2.64% for the first quarter of 2013. The decrease in the average yield earned reflects current market interest rates. This decrease in interest on investment securities was also due to a $108.0 million decrease in the average balance of investment securities to $344.4 million for the first quarter of 2014 from $452.4 million for the first quarter of 2013. The decrease in the average balance of investment securities was primarily due to the sale of corporate bonds with an amortized cost of $405.7 million partially offset by purchases of $298.0 million of investment securities during 2013.

Interest on Federal funds sold and other overnight deposits amounted to $2.9 million for the first quarter of 2014 as compared to $872,000 for the first quarter of 2013. The increase in interest income on Federal funds sold and other overnight deposits was primarily due to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $4.63 billion for the first quarter of 2014 as compared to $1.68 billion for the first quarter of 2013. The yield earned on Federal funds sold and other overnight deposits was 0.25% for the 2014 first quarter and 0.21% for the 2013 first quarter.

The increase in the average balance of Federal funds sold and other overnight deposits for the first quarter of 2014 as compared to the first quarter of 2013 was due primarily to the elevated levels of repayments on mortgage-related assets and our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment.

Total interest expense for the quarter ended March 31, 2014 decreased $8.5 million, or 4.5%, to $180.2 million from $188.7 million for the quarter ended March 31, 2013. This decrease was primarily due to a $2.07 billion, or 5.9%, decrease in the average balance of total interest-bearing liabilities to $32.76 billion for the quarter ended March 31, 2014 from $34.83 billion for the quarter ended March 31, 2013. The annualized weighted-average cost of total interest-bearing liabilities was 2.21% for the quarter ended March 31, 2014 as compared to 2.17% for the quarter ended March 31, 2013. The decrease in the average balance of total interest-bearing liabilities was due to a $2.07 billion decrease in the average balance of total deposits.

Interest expense on deposits decreased $8.5 million, or 17.3%, to $40.6 million for the first quarter of 2014 from $49.1 million for the first quarter of 2013. The decrease is primarily due to the decline in the average cost of interest-bearing deposits of 8 basis points to 0.80% for the first quarter of 2014 from 0.88% for the first quarter of 2013. This decrease was also due to a $2.07 billion decrease in the average balance of interest-bearing deposits to $20.59 billion for the first quarter of 2014 from $22.66 billion for the first quarter of 2013.

The decrease in the average cost of deposits for 2014 reflected the low market interest rates and our decision to maintain lower deposit rates to continue our balance sheet reduction. At March 31, 2014, time deposits scheduled to mature within one year totaled $6.90 billion with an average cost of 0.89%. These time deposits are scheduled to mature as follows: $2.93 billion with an average cost of 0.62% in the second quarter of 2014, $1.93 billion with an average cost of 0.73% in the third quarter of 2014, $1.04 billion with an average cost of 1.34% in the fourth quarter of 2014 and $1.00 billion with an average cost of 1.49% in the first quarter of 2015.

Interest expense on borrowed funds increased slightly to $139.6 million for the first quarter of 2014 from $139.5 million for the first quarter of 2013. Borrowings amounted to $12.18 billion at March 31, 2014 with an average cost of 4.59%. There are no scheduled maturities for 2014. During the first quarter of 2014, we modified $800.0 million of FHLB repurchase agreements to be FHLB advances. This reduced our collateral requirements related to the repurchase agreements, which use securities as collateral. FHLB advances are secured by a blanket lien on our loan portfolio. The modification resulted in a slight increase in the weighted average cost of our total borrowed funds as the average balance of our higher-costing FHLB advances increased.

There was no provision for loan losses for the quarter ended March 31, 2014 and for the linked fourth quarter of 2013 as compared to a $20.0 million provision for loan losses for the quarter ended March 31, 2013. The decrease in our provision for loan losses was due primarily to improving economic conditions, increasing home prices, a decrease in the size of the loan portfolio and a decrease in the amount of total delinquent loans.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.03 billion at March 31, 2014 as compared to $1.05 billion at December 31, 2013 and $1.14 billion at March 31, 2013. The ratio of non-performing loans to total loans was 4.32% at March 31, 2014 as compared to 4.35% at both December 31, 2013 and March 31, 2013. Notwithstanding the decrease in non-performing loans, the foreclosure process and the time to complete a foreclosure, while improving, continue to be prolonged, especially in New York and New Jersey where 68.2% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $276.0 million at March 31, 2014 as compared to $311.9 million at December 31, 2013 and $372.0 million at March 31, 2013. Loans delinquent 60 to 89 days amounted to $157.1 million at March 31, 2014 as compared to $161.5 million at December 31, 2013 and $188.8 million at March 31, 2013. The allowance for loan losses amounted to $265.7 million at March 31, 2014 as compared to $276.1 million at December 31, 2013. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.12% and 25.88%, respectively, at March 31, 2014, as compared to 1.15% and 26.50%, respectively, at March 31, 2013 and 1.15% and 26.31%, respectively, at December 31, 2013.

Net charge-offs amounted to $10.4 million for the first quarter of 2014 as compared to $21.3 million for the first quarter of 2013 and $14.9 million for the linked fourth quarter of 2013. The ratio of net charge-offs to average loans was 0.18% for the first quarter of 2014 as compared to 0.32% for the first quarter of 2013 and 0.24% for the linked fourth quarter of 2013.

Total non-interest income was $17.8 million for the first quarter of 2014 as compared to $2.5 million for the first quarter of 2013. Included in non-interest income for the first quarter of 2014 was a $15.9 million gain on the sale of $419.3 million of mortgage-backed securities. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest expense decreased $1.6 million to $79.7 million for the first quarter of 2014 as compared to $81.3 million for the first quarter of 2013. This decrease was due to a $10.2 million decrease in Federal deposit insurance expense partially offset by a $5.7 million increase in other non-interest expense and a $2.0 million increase in compensation and benefits.

Compensation and employee benefit costs increased $2.0 million, or 6.3%, to $33.6 million for the first quarter of 2014 as compared to $31.6 million for the same period in 2013. The increase in compensation and employee benefit costs is primarily due to increases of $1.9 million in stock benefit plan expense and $950,000 in medical plan expenses partially offset by a $1.6 million decrease in postretirement benefit costs. The increase in stock benefit plan expense was due primarily to an increase in the market price of our common stock. At March 31, 2014, we had 1,535 full-time equivalent employees as compared to 1,580 at March 31, 2013.

For the quarter ended March 31, 2014, Federal deposit insurance expense decreased $10.2 million, or 42.2%, to $13.9 million from $24.1 million for the quarter ended March 31, 2013. The decrease in Federal deposit insurance expense for the quarter ended March 31, 2014 is primarily due to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Other non-interest expense increased $5.7 million to $22.5 million for the quarter ended March 31, 2014 as compared to $16.8 million for the first quarter of 2013. This increase was due primarily to a $3.0 million write-down in the receivable related to the Lehman Brothers, Inc. liquidation, an increase of $2.2 million in professional service fees, and an increase of $1.6 million in foreclosed real estate expenses.

The increase in professional service fees is due primarily to fees related to the use of consultants to assist the Company in preparing its capital stress tests and capital plan as well the use of consultants to supplement staffing during the pendency of the merger with M&T Bank Corporation (the “Merger”).

The Bank had two collateralized borrowings in the form of repurchase agreements totaling $100.0 million with Lehman Brothers, Inc. that were secured by mortgage-backed securities with an amortized cost of approximately $114.1 million. The trustee for the liquidation of Lehman Brothers, Inc. (the “Trustee”) notified the Bank in the fourth quarter of 2011 that it considered our claim to be a non-customer claim, which has a lower payment preference than a customer claim and that the value of such claim is approximately $13.9 million representing the excess of the fair value of the collateral over the $100.0 million repurchase price. At that time we established a reserve of $3.9 million against the receivable balance at December 31, 2011. On June 25, 2013, the Bankruptcy Court affirmed the Trustee’s determination that the repurchase agreements did not entitle the Bank to customer status and on February 26, 2014, the U.S. District Court upheld the Bankruptcy Court’s decision that our claim should be treated as a non-customer claim. As a result, we increased our reserve by $3.0 million to $6.9 million against the receivable balance at March 31, 2014.

Included in other non-interest expense were write-downs on foreclosed real estate and net gains and losses on the sale of foreclosed real estate which amounted to a net gain of $78,000 for the first quarter of 2014 as compared to net losses of $396,000 for the first quarter of 2013. We sold 46 properties during the first quarter of 2014 and had 235 properties in foreclosed real estate with a carrying value of $78.6 million, 24 of which were under contract to sell as of March 31, 2014. For the first quarter of 2013, we sold 33 properties and had 168 properties in foreclosed real estate with a carrying value of $63.7 million, of which 55 were under contract to sell as of March 31, 2013. At March 31, 2014, 128 loans were scheduled for foreclosure sale as compared to 120 loans at March 31, 2013.

Our efficiency ratio was 51.11% for the 2014 first quarter as compared to 45.12% for the 2013 first quarter. The calculation of the efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.44% for the 2014 first quarter as compared to 0.47% for the 2013 first quarter. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2014 was 0.83% as compared to 0.80% for the first quarter of 2013.

Income tax expense amounted to $27.9 million for the first quarter of 2014 as compared to income tax expense of $30.7 million for the corresponding period in 2013. Our effective tax rate for the first quarter of 2014 was 39.58% compared with 39.07% for the first quarter of 2013.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and the Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger and the implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, Hudson City Bancorp Inc’s ability to successfully implement the Strategic Plan initiatives, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T Bank Corporation to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31,	December 31,
	2014	2013
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$105,116	$133,665
Federal funds sold and other overnight deposits	4,997,668	4,190,809

Total cash and cash equivalents	5,102,784	4,324,474
Securities available for sale:
Mortgage-backed securities	6,591,315	7,167,555
Investment securities	299,026	297,283
Securities held to maturity:
Mortgage-backed securities	1,599,578	1,784,464
Investment securities	39,011	39,011

Total securities	8,528,930	9,288,313
Loans	23,738,689	24,112,829
Net deferred loan costs	105,754	105,480
Allowance for loan losses	(265,732)	(276,097)

Net loans	23,578,711	23,942,212
Federal Home Loan Bank of New York stock	347,102	347,102
Foreclosed real estate, net	78,591	70,436
Accrued interest receivable	53,568	52,887
Banking premises and equipment, net	62,819	65,353
Goodwill	152,109	152,109
Other assets	326,012	364,468

Total Assets	$38,230,626	$38,607,354

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$20,396,905	$20,811,108
Noninterest-bearing	668,677	661,221

Total deposits	21,065,582	21,472,329
Repurchase agreements	6,150,000	6,950,000
Federal Home Loan Bank of New York advances	6,025,000	5,225,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	207,186	217,449

Total liabilities	33,447,768	33,864,778

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,447,289 and 528,419,170 shares outstanding at March 31, 2014 and December 31, 2013	7,415	7,415
Additional paid-in capital	4,746,646	4,743,388
Retained earnings	1,906,331	1,883,754
Treasury stock, at cost; 213,019,266 and 213,047,385 shares at March 31, 2014 and December 31, 2013	(1,711,906)	(1,712,107)
Unallocated common stock held by the employee stock ownership plan	(184,660)	(186,210)
Accumulated other comprehensive income, net of tax	19,032	6,336

Total shareholders’ equity	4,782,858	4,742,576

Total Liabilities and Shareholders’ Equity	$38,230,626	$38,607,354

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months
	Ended March 31,
	2014	2013
	(In thousands, except share and per share data)
Interest and Dividend Income:
First mortgage loans	$253,139	$294,390
Consumer and other loans	2,278	2,705
Mortgage-backed securities held to maturity	11,211	23,996
Mortgage-backed securities available for sale	37,490	36,911
Investment securities held to maturity	585	585
Investment securities available for sale	794	2,398
Dividends on Federal Home Loan Bank of New York stock	4,156	4,208
Federal funds sold	2,886	872

Total interest and dividend income	312,539	366,065

Interest Expense:
Deposits	40,638	49,139
Borrowed funds	139,565	139,543

Total interest expense	180,203	188,682

Net interest income	132,336	177,383
Provision for Loan Losses	—	20,000

Net interest income after provision for loan losses	132,336	157,383

Non-Interest Income:
Service charges and other income	1,815	2,533
Gain on securities transactions, net	15,943	—

Total non-interest income	17,758	2,533

Non-Interest Expense:
Compensation and employee benefits	33,611	31,601
Net occupancy expense	9,711	8,810
Federal deposit insurance assessment	13,924	24,075
Other expense	22,467	16,769

Total non-interest expense	79,713	81,255

Income before income tax expense	70,381	78,661
Income Tax Expense	27,860	30,730

Net income	$42,521	$47,931

Basic Earnings Per Share	$0.09	$0.10

Diluted Earnings Per Share	$0.09	$0.10

Weighted Average Number of Common Shares Outstanding:
Basic	498,409,428	497,324,412
Diluted	498,409,428	497,364,942

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended March 31,
	2014			2013
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$23,538,424	$253,139	4.30%	$26,182,603	$294,390	4.50%
Consumer and other loans	212,098	2,278	4.30	245,687	2,705	4.40
Federal funds sold and other overnight deposits	4,629,158	2,886	0.25	1,677,616	872	0.21
Mortgage-backed securities at amortized cost	8,427,527	48,701	2.31	10,292,070	60,907	2.37
Federal Home Loan Bank stock	347,102	4,156	4.79	356,467	4,208	4.72
Investment securities, at amortized cost	344,351	1,379	1.60	452,367	2,983	2.64

Total interest-earning assets	37,498,660	312,539	3.33	39,206,810	366,065	3.73

Noninterest-earnings assets (4)	917,835			1,288,300

Total Assets	$38,416,495			$40,495,110

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$1,021,143	378	0.15	$961,884	602	0.25
Interest-bearing transaction accounts	2,195,612	1,560	0.29	2,273,146	2,135	0.38
Money market accounts	5,054,582	2,473	0.20	6,460,700	5,586	0.35
Time deposits	12,314,050	36,227	1.19	12,959,500	40,816	1.28

Total interest-bearing deposits	20,585,387	40,638	0.80	22,655,230	49,139	0.88

Repurchase agreements	6,656,667	73,647	4.43	6,950,000	77,054	4.43
Federal Home Loan Bank of New York advances	5,518,333	65,918	4.78	5,225,000	62,489	4.78

Total borrowed funds	12,175,000	139,565	4.59	12,175,000	139,543	4.58

Total interest-bearing liabilities	32,760,387	180,203	2.21	34,830,230	188,682	2.17

Noninterest-bearing liabilities:
Noninterest-bearing deposits	651,298			631,174
Other noninterest-bearing liabilities	218,175			299,017

Total noninterest-bearing liabilities	869,473			930,191

Total liabilities	33,629,860			35,760,421
Shareholders’ equity	4,786,635			4,734,689

Total Liabilities and Shareholders’ Equity	$38,416,495			$40,495,110

Net interest income/net interest rate spread (2)		$132,336	1.12		$177,383	1.56

Net interest-earning assets/net interest margin (3)	$4,738,273		1.41%	$4,376,580		1.80%

Ratio of interest-earning assets to interest-bearing liabilities			1.14x			1.13x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $50.2 million and $111.8 million for the quarters ended March 31, 2014 and 2013, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

(Unaudited)

	At or for the Quarter Ended
	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013
	(In thousands, except share data)
Efficiency Ratio:

Net interest income	$132,336	$135,864	$139,413	$159,853	$177,383
Total non-interest income	17,758	13,512	13,456	9,588	2,533

Total operating income	$150,094	$149,376	$152,869	$169,441	$179,916

Total non-interest expense	$79,713	$73,473	$78,488	$76,621	$81,255
Less:
Merger-related costs	—	(623)	—	—	(69)
Valuation allowance related to Lehman Brothers, Inc.	(3,000)	—	—	—	—

Total non-interest operating expense	$76,713	$72,850	$78,488	$76,621	$81,186

Efficiency ratio (1)	51.11%	48.77%	51.34%	45.22%	45.12%

Book Value Calculations:

Shareholders’ equity	$4,782,858	$4,742,576	$4,689,105	$4,660,900	$4,711,443
Goodwill and other intangible assets	(152,972)	(153,218)	(153,469)	(153,721)	(153,970)

Tangible shareholders’ equity	$4,629,886	$4,589,358	$4,535,636	$4,507,179	$4,557,473

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(213,019,266)	(213,047,385)	(213,047,385)	(213,047,385)	(213,032,583)

Shares outstanding	528,447,289	528,419,170	528,419,170	528,419,170	528,433,972
Unallocated ESOP shares	(29,587,177)	(29,827,724)	(30,068,270)	(30,308,816)	(30,549,363)
Shares in trust	(427,916)	(426,103)	(396,754)	(396,906)	(394,926)

Book value shares	498,432,196	498,165,343	497,954,146	497,713,448	497,489,683

Book value per share	$9.60	$9.52	$9.42	$9.36	$9.47
Tangible book value per share	9.29	9.21	9.11	9.06	9.16

(1)	Calculated by dividing total non-interest operating expense by total operating income. These measures are non-GAAP financial measures. We believe these measures, by excluding merger-related costs and the valuation allowance related to Lehman Brothers, provides a better measure of our non-interest income and expenses.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Securities Portfolio at March 31, 2014:

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$1,053,037	$1,117,388	$64,351
FNMA	367,674	391,645	23,971
FHLMC and FNMA CMO’s	118,129	124,175	6,046
GNMA	60,738	63,087	2,349

Total mortgage-backed securities	1,599,578	1,696,295	96,717

Investment securities:
United States GSE debt	39,011	42,735	3,724

Total investment securities	39,011	42,735	3,724

Total held to maturity	$1,638,589	$1,739,030	$100,441

Available for sale:

Mortgage-backed securities:
FHLMC	$2,175,639	$2,218,031	$42,392
FNMA	3,539,568	3,562,258	22,690
FHLMC and FNMA CMO’s	36,593	37,167	574
GNMA	755,853	773,859	18,006

Total mortgage-backed securities	6,507,653	6,591,315	83,662

Investment securities:
United States GSE debt	298,290	291,883	(6,407)
Equity securities	6,873	7,143	270

Total investment securities	305,163	299,026	(6,137)

Total available for sale	$6,812,816	$6,890,341	$77,525

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Loan Data at March 31, 2014:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$874,117	2,514	3.68%	$22,675,929	55,193	95.52%
FHA/VA	135,937	568	0.57%	727,706	3,715	3.07%
PMI	7,198	21	0.03%	101,945	345	0.43%
Construction	177	1	—	177	1	—
Commercial	2,066	4	0.01%	24,080	60	0.10%

Total mortgage loans	1,019,495	3,108	4.29%	23,529,837	59,314	99.12%

Home equity loans	5,465	70	0.02%	189,439	5,303	0.80%
Other loans	1,631	7	0.01%	19,413	1,875	0.08%

Total	$1,026,591	3,185	4.32%	$23,738,689	66,492	100.00%

Foreclosed real estate at March 31, 2014:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	235	$78,591	24

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013
	(Dollars in thousands, except per share data)
Net interest income	$132,336	$135,864	$139,413	$159,853	$177,383
Provision for loan losses	—	—	4,000	12,500	20,000
Non-interest income	17,758	13,512	13,456	9,588	2,533
Non-interest expense:
Compensation and employee benefits	33,611	33,717	34,802	32,613	31,601
FDIC insurance assessment	13,924	10,938	18,850	19,600	24,075
Other non-interest expense	32,178	28,818	24,836	24,408	25,579

Total non-interest expense	79,713	73,473	78,488	76,621	81,255

Income before income tax expense	70,381	75,903	70,381	80,320	78,661
Income tax expense	27,860	30,074	27,647	31,598	30,730

Net income	$42,521	$45,829	$42,734	$48,722	$47,931

Total assets	$38,230,626	$38,607,354	$39,186,560	$39,696,453	$40,286,698
Loans, net	23,578,711	23,942,212	24,362,961	24,977,668	25,923,210
Mortgage-backed securities	8,190,893	8,952,019	9,686,630	10,311,102	10,112,098
Other securities	338,037	336,294	337,656	336,165	466,210
Deposits	21,065,582	21,472,329	22,079,731	22,619,271	23,163,092
Borrowings	12,175,000	12,175,000	12,175,000	12,175,000	12,175,000
Shareholders’ equity	4,782,858	4,742,576	4,689,105	4,660,900	4,711,443
Performance Data:
Return on average assets (1)	0.44%	0.47%	0.43%	0.49%	0.47%
Return on average equity (1)	3.55%	3.87%	3.63%	4.10%	4.05%
Net interest rate spread (1)	1.12%	1.20%	1.22%	1.38%	1.56%
Net interest margin (1)	1.41%	1.47%	1.48%	1.64%	1.80%
Non-interest expense to average assets (1) (4)	0.83%	0.76%	0.80%	0.76%	0.80%
Compensation and benefits to total revenue (5)	22.39%	22.57%	22.77%	19.25%	17.56%
Operating efficiency ratio (2)	51.11%	48.77%	51.34%	45.22%	45.12%
Dividend payout ratio	44.44%	44.44%	44.44%	40.00%	80.00%
Per Common Share Data:
Basic earnings per common share	$0.09	$0.09	$0.09	$0.10	$0.10
Diluted earnings per common share	$0.09	$0.09	$0.09	$0.10	$0.10
Book value per share (3)	$9.60	$9.52	$9.42	$9.36	$9.47
Tangible book value per share (3)	$9.29	$9.21	$9.11	$9.06	$9.16
Dividends per share	$0.04	$0.04	$0.04	$0.04	$0.08
Capital Ratios:
Equity to total assets (consolidated)	12.51%	12.28%	11.97%	11.74%	11.69%
Tier 1 leverage capital (Bank)	11.03%	10.82%	10.57%	10.41%	10.20%
Total risk-based capital (Bank)	26.10%	25.31%	24.40%	23.78%	22.77%
Other Data:
Full-time equivalent employees	1,535	1,520	1,525	1,522	1,580
Number of banking offices	135	135	135	135	135
Asset Quality Data:
Total non-performing loans	$1,026,591	$1,049,244	$1,071,196	$1,112,206	$1,136,280
Number of non-performing loans	3,185	3,233	3,288	3,414	3,407
Total number of loans	66,492	67,046	67,940	69,578	72,205
Total non-performing assets	$1,105,182	$1,119,680	$1,136,902	$1,173,778	$1,199,959
Non-performing loans to total loans	4.32%	4.35%	4.36%	4.42%	4.35%
Non-performing assets to total assets	2.89%	2.90%	2.90%	2.96%	2.98%
Allowance for loan losses	$265,732	$276,097	$291,007	$297,288	$301,093
Allowance for loan losses to non-performing loans	25.88%	26.31%	27.17%	26.73%	26.50%
Allowance for loan losses to total loans	1.12%	1.15%	1.19%	1.18%	1.15%
Provision for loan losses	$—	$—	$4,000	$12,500	$20,000
Net charge-offs	$10,365	$14,910	$10,281	$16,305	$21,255
Ratio of net charge-offs to average loans (1)	0.18%	0.24%	0.17%	0.26%	0.32%
Net gains (losses) on foreclosed real estate	$78	$908	$346	$803	$(396)

(1)	Ratios are annualized.
(2)	See page 12 for a calculation of our Operating Efficiency Ratios.
(3)	See page 12 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.